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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       Contact: James C. Hunt
                                                     Chief Financial Officer
                                                     and Treasurer

                                                     Ken R. Bramlett, Jr.
                                                     Senior Vice President and
                                                     General Counsel


                        PERSONNEL GROUP OF AMERICA, INC.
                         COMPLETES SALE OF NURSEFINDERS


CHARLOTTE, NC (December 29, 1997) Personnel Group of America, Inc. (NYSE:PGA), a leading information technology and personnel staffing services company headquartered in Charlotte, today announced that it has completed the sale of its Nursefinders division to an investment group led by Atlantic Medical Management, L.L.C. and CIBC Capital Partners for $65.25 million.

         Nursefinders is a leading provider of home health care and supplemental staffing services and related products. Through its nationwide network of 98 company-operated, franchised and licensed offices, Nursefinders generated revenues of $122.9 million and $100.1 million in 1996 and the first nine months of 1997, respectively, and EBITDA of $8.4 million and $7.4 million for such respective periods.

         PGA Chairman and Chief Executive Officer Edward P. Drudge, Jr., said, "This announcement marks the completion of a transformation of PGA that began in May 1996 when we introduced our FOCUS 2000-Bold Growth Aspiration program and made a strategic commitment to enter the high growth, higher margin information technology services business. Since then, our IT Division has developed $325 million of business on an annualized basis which, after the divestiture of Nursefinders, will represent about 55% of our total revenues and approximately 70% of total operating profits on a pro forma basis. We have also grown our Commercial Staffing Division to $240 million on an annualized basis, up from $143.2 million in 1995 when we completed our initial public offering. Each of these divisions has grown more rapidly, and has been more profitable, than Nursefinders and, accordingly, we expect the divestiture of Nursefinders to have an immediate positive impact on our consolidated growth rates and profit margins. Moreover, as we reallocate the economic and other resources that have previously been committed to Nursefinders into the IT services and commercial staffing sectors, with the strong platforms we have already established in those sectors, we fully expect to accelerate our progress towards the revenue goals we set in our Focus 2000-Bold Growth Aspiration plan at significantly higher returns.

         "The net cash proceeds received at the closing of the Nursefinders sale were used to repay borrowings under our $125.0 million revolving credit facility, leaving approximately $25 million

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PGA Completes Sale of Nursefinders
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December 29, 1997


still outstanding under the facility. Accordingly, we now have approximately $100 million of availability under the credit facility with which to continue our acquisition strategy.

         "On the acquisition front, our pipeline continues to be full and we expect to close several acquisitions during the first quarter of 1998, which together with the DRACS, Jeffrey Group and BAL Associates acquisitions we completed in the latter half of 1997 should replace all of Nursefinders' operating profits. During the balance of 1998, we will continue to evaluate market leading companies as acquisition candidates and would expect to complete a number of additional acquisitions in the IT services and commercial staffing sectors as opportunities arise. The Nursefinders sale obviously provides PGA with additional flexibility for its acquisition program, but as always we will remain a selective acquiror and will not pursue transactions with companies that do not meet our profile."

         Personnel Group of America, Inc. is a diversified staffing services company providing a full range of information technology services and commercial staffing services. With the sale of Nursefinders, the Company operates through 113 offices in 19 states and the District of Columbia. PGA's Information Technology Division is comprised of 11 companies and its Commercial Staffing Division is comprised of 19 companies. Each of PGA's operating companies does business in a decentralized manner, and retains its local brand name.

         Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on PGA's operating results, performance or condition are fluctuations in the economy, the degree and nature of competition and the demand for PGA's services, changes in laws and regulations affecting PGA's business, PGA's inability at any time to complete acquisitions and integrate the operations of acquired businesses, to recruit and place temporary professionals, and to expand into new markets, and to maintain profit margins in the face of pricing pressures, and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.

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PGA Completes Sale of Nursefinders
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December 29, 1997



                               NURSEFINDERS, INC.
                             SUMMARY FINANCIAL DATA
                      AS OF SEPTEMBER 28, 1997 (UNAUDITED)
                                 (IN THOUSANDS)


         Balance Sheet Data:
                  Receivables, net                      $21,532.7
                  Working capital                        16,910.0
                  Intangibles, net                       44,494.1
                  Total assets                           71,789.4


         Income Statement Data:
                  Revenues                             $100,154.5
                  Gross Profit                           35,937.9
                           Gross Margin Percentage           35.9%
                  Depreciation and amortization        $  1,979.2
                  Operating income                        5,385.9
                           Operating Income Margin            5.4%


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